                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          TEEKAY SHIPPING CORPORATION
             (Exact name of registrant as specified in its charter)

       REPUBLIC OF LIBERIA                           NOT APPLICABLE
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

       TRADEWINDS BUILDING, SIXTH FLOOR, BAY STREET, P.O. BOX SS-6293,
                             NASSAU, THE BAHAMAS
                      (Address of principal executive offices)

                             ADDITIONAL REGISTRANTS

                              State or Other              I.R.S. Employer
       Name            Jurisdiction of Incorporation   Identification Number
------------------     -----------------------------   ---------------------
VSSI OCEANS INC.       REPUBLIC OF LIBERIA                NOT APPLICABLE
VSSI ATLANTIC INC.     REPUBLIC OF LIBERIA                NOT APPLICABLE
VSSI APPIAN INC.       REPUBLIC OF LIBERIA                NOT APPLICABLE
SENANG SPIRIT INC.     COMMONWEALTH OF THE BAHAMAS        NOT APPLICABLE
EXUMA SPIRIT INC.      COMMONWEALTH OF THE BAHAMAS        NOT APPLICABLE
NASSAU SPIRIT INC.     COMMONWEALTH OF THE BAHAMAS        NOT APPLICABLE
ANDROS SPIRIT INC.     COMMONWEALTH OF THE BAHAMAS        NOT APPLICABLE

     Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class         Name of each exchange on which
       to be so registered         each class is to be registered
       -------------------         ------------------------------
FIRST PREFERRED SHIP MORTGAGE      NEW YORK STOCK EXCHANGE
  NOTES DUE 2008
GUARANTEES OF FIRST PREFERRED SHIP
  MORTGAGE NOTES DUE 2008

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [X]

       Securities to be registered pursuant to Section 12(g) of the Act:
                                      NONE


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Item 1.  DESCRIPTION OF REGISTRANTS' SECURITIES TO BE REGISTERED.

The material set forth in the section captioned "Description of the Notes" in the form of prospectus to be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with the Registrants' Registration Statement on Form F-3 (File No. 33-65139) filed with the Securities and Exchange Commission on December 19, 1995 (such Registration Statement, as it may be amended, being referred to herein as the "Registration Statement"), shall be deemed to be incorporated herein by reference.

Item 2.  EXHIBITS.+

  4.1   Form of Indenture among Teekay Shipping Corporation ("Teekay"),
        VSSI Oceans Inc., VSSI Atlantic Inc., VSSI Appian Inc., Senang
        Spirit Inc., Exuma Spirit Inc., Nassau Spirit Inc., Andros
        Spirit Inc. and United States Trust Company of New York, as
        Trustee
  4.2   Specimen of Teekay's First Preferred Ship Mortgage Note Due 2008
 *4.3   Form of Bahamian Statutory Ship Mortgage by Nassau Spirit Inc.
        to United States Trust Company of New York, as Trustee
 *4.4   Form of Deed of Covenants by Nassau Spirit Inc. to United
        States Trust Company of New York, as Trustee
  4.5   Form of First Preferred Ship Mortgage by VSSI Oceans Inc. to
        United States Trust Company of New York, as Trustee
 *4.6   Form of Assignment of Time Charter from Nassau Spirit Inc. to
        United States Trust Company of New York, as Trustee
 *4.7   Form of Assignment of Insurance from Nassau Spirit Inc. to
        United States Trust Company of New York, as Trustee
  4.8 Form of Pledge Agreement and Irrevocable Proxy by Teekay in favor of United States Trust Company of New York, as Trustee
 *4.9   Form of Guarantee by Nassau Spirit Inc. in favor of United
        States Trust Company of New York, as Trustee
*4.10   Form of Assignment of Freights and Hires from Nassau Spirit
        Inc. to United States Trust Company of New York, as Trustee
*4.11   Form of Cash Collateral Account Agreement between Nassau Spirit
        Inc. and United States Trust Company of New York, as Trustee
 4.12   Form of Investment Account Agreement between Teekay and United
        States Trust Company of New York, as Trustee

+ All of the exhibits set forth below are incorporated by reference to the Registration Statement.

* A schedule attached to this exhibit as incorporated by reference identifies all other documents not required to be filed as exhibits because such other documents are substantially identical to this exhibit. The schedule also sets forth material details by which the omitted documents differ from this exhibit.


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

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, Teekay Shipping Corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

TEEKAY SHIPPING CORPORATION


By:           /s/ Arthur F. Coady
    ---------------------------------------
     Arthur F. Coady
     Executive Vice President


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, VSSI Oceans Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

VSSI OCEANS INC.


By:           /s/ Arthur F. Coady
    ---------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, VSSI Atlantic Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

VSSI ATLANTIC INC.


By:           /s/ Arthur F. Coady
    ---------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer



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

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, VSSI Appian Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

VSSI APPIAN INC.


By:            /s/ Arthur F. Coady
    -----------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, Senang Spirit Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

SENANG SPIRIT INC.


By:            /s/ Arthur F. Coady
    ---------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, Exuma Spirit Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

EXUMA SPIRIT INC.


By:            /s/ Arthur F. Coady
    ---------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer


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

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, Nassau Spirit Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

NASSAU SPIRIT INC.


By:                /s/ Arthur F. Coady
    ---------------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant, Andros Spirit Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on January 8, 1996.

ANDROS SPIRIT INC.


By:                /s/ Arthur F. Coady
    ---------------------------------------------
     Arthur F. Coady
     President and Chief Executive Officer



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